Exhibit 99.2
Conference Call Transcript
SAFM — Q4 2007 Sanderson Farms Earnings Conference Call
EVENT DATE/TIME: DEC. 04. 2007 / 11:00AM ET CORPORATE PARTICIPANTS
Lampkin Butts
Sanderson Farms — President, COO
Joe Sanderson
Sanderson Farms — Chairman and CEO
Mike Cockrell
Sanderson Farms — CFO
CONFERENCE CALL PARTICIPANTS
Farha Aslam
Stephens, Inc. — Analyst
Christine McCracken
Cleveland Research — Analyst
Pablo Zuanic
JP Morgan — Analyst
Oliver Wood
Stifel Nicholaus — Analyst
John Collar
Oppenheimer — Analyst
Asherif Hauck
Chesapeake Partners — Analyst
PRESENTATION

Operator
     Good day and welcome to the Sanderson Farms fourth quarter conference call. welcome to the Sanderson Farms fourth quarter conference call. Today’s call is being recorded. At this time for opening remarks introductions, I would like to turn the call over to Mr. Joe Sanderson. Please go ahead, sir.

     Joe Sanderson - Sanderson Farms — Chairman and CEO
     Thank you. Good morning, and welcome to Sanderson Farms’ fourth quarter and year-end conference call. With me on the call today are Lampkin Butts, our President and Chief Operating Officer, and Mike Cockrell, Treasurer and Chief Financial Officer.
We issued a news release this morning announcing net earnings of $24.1 million, or $1.18 per fully diluted share for our fourth fiscal quarter of 2007. During the fourth quarter of fiscal 2006, we earned $10.5 million, or $0.52 per diluted share. The $10.5 million in net income during last year’s fourth quarter included the recognition as other income of $3.6 million or $0.11 per share net of income taxes for hurricane Katrina related insurance recoveries.
For the year ended October 31, 2007, we reported net income of $78.8 million or $3.88 per diluted share. For fiscal 2006, we reported net loss of $11.5 million or $0.57 per diluted share. Each of you should have received a copy of the release and accompanying financial summary. If you did not, they’re available on our website at www.sandersonfarms.com.

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I will begin the call with brief comments about the year then turn the call over to Lampkin and Mike for a detailed account of the operating and financial results. After their remarks I will come back to discuss feed grain prices before opening the call for your questions. Before we make any further comments; however. I would like to ask Mike to give the cautionary statement regarding forward-looking statements.

     Mike Cockrell - Sanderson Farms — CFO
     Thank you, Joe, and good morning. Before we begin the call this morning I need to caution you that the call will contain forward-looking statements about the business, financial condition, and prospects of the company. All forward-looking statements are based on our current expectations or beliefs as well as assumptions made by, and information currently available to, management. The actual performance of the company could differ materially from that indicated by the forward-looking statements because of various risks and uncertainties. These risks and uncertainties are described in our most recent annual report on Form 10-K and in the company’s most recently filed quarterly report on Form 10-Q. Our annual report on Form 10-K for the year ended October 31, 2007, will be filed with the SEC on or before December 28, 2007.

     Joe Sanderson - Sanderson Farms — Chairman and CEO
     Thank you, Mike. While the overall chicken markets were higher during our fourth fiscal quarter when compared to the fourth quarter of last year, market conditions were less favorable during the quarter than during the third quarter of the year. Feed grain prices, which I will discuss in a few minutes, provided significant head winds throughout the year. The improved market conditions versus a year ago allowed us to report net income of $1.18 per fully diluted share for the quarter. We reported net income of $0.52 for the same quarter last year. Our net sales for the full year were $1.475 billion, an increase of 41% compared to fiscal 2006.
Significant improvements were made at Sanderson Farms during fiscal 2007 in production, processing, and sales. The year was highlighted by the opening of our new Waco, Texas complex, which at full production will represent an increase in production capacity of 1.25 million head of chickens per week, or approximately 18% increase in head capacity per week. I want to congratulate the people of Sanderson Farms for opening the new Waco facility on time and on budget, and we look forward to a smooth transition to full production. The additional pounds produced at Waco will provide steady growth for the company through 2009. At this time I will turn the call over to Lampkin.

     Lampkin Butts - Sanderson Farms — President, COO
     Thank you, Joe, and good morning. As Joe mentioned market prices for poultry products were higher across the board during our fourth quarter when compared to our fourth quarter last year although most prices declined seasonally from prices experienced during this year’s third quarter. The average Georgia dock price during our fourth quarter was 15.5% higher than last year’s fourth quarter, averaging $0.8088. For the year, the Georgia dock averaged $0.7670 per pound which represented a 9.9% increase over the $0.6978 per pound average during fiscal 2006. The Georgia dock price is currently $0.7725 per pound.
Bulk leg quarter price increased 36.2% for the quarter compared to last year’s fourth quarter and increased 51.9% for the year. Leg quarters averaged $0.448 per pound during the fourth quarter, $0.415 per pound for the year and currently trade for $0.41 per pound. Boneless breast prices during our fourth quarter were higher by 17.8% when compared to the fourth quarter a year ago and were 25.8% higher for the year. Boneless averaged $1.54 per pound during the fourth quarter and $1.51 per pound during the year.
Prices have softened seasonally since Labor Day, and the earn (inaudible) market price for boneless breast is currently $1.29 per pound. Finally, jumbo wing prices during our fourth quarter averaged $1.16 per pound, up $0.25 from the average of $0.91 per pound during last year’s fourth quarter. For the year, jumbo wing prices were higher by 38% from an average of $0.81 per pound during fiscal 2006 to an average of $1.11 per pound during fiscal 2007. Jumbo wings currently trade for $1.06 per pound.
All this said, our average sales price for poultry products during fiscal 2007 was more than $0.126 per pound higher than last year, increasing 24.1% for the year ended October 31, 2007, when compared to the year ended October 31, 2006. This increase of $0.126 per pound in an average sales price for chickens allowed us to more than offset the substantially higher feed grain costs we experienced which added $0.06 per pound to the cost of chicken processed during fiscal 2007. Our cost for corn were higher during the quarter compared to last year’s fourth quarter rising 43.7% while the cost for soybean meal increased 18.8% during our fourth quarter compared to last year. For the year, our feed grain costs were up $126.7 million compared to fiscal 2006. The company’s current cost for these commodities are up substantially and we expect higher prices to

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continue for the foreseeable future. Based on current pricing, feed grain costs for the company during fiscal 2008 would be approximately $55 million higher than 2007 costs, if we priced all of our 2008 needs at today’s prices. Joe will have more to say on feed costs in a few minutes.
We are obviously pleased with the opening of our new Waco facility, the additional production represented by the new facility will add 18% in new weekly capacity of head processed compared to the company’s weekly capacity before opening the plant. This new capacity will open new marketing opportunities for the company. The plan is currently processing 370,000 head per week and will gradually increase production over the next nine months, reaching its full capacity of 1.25 million head per week by next August. Just as we do near the beginning of each fiscal year, we met with our managers in November to identify opportunities in our plants and the field and in sales, that we will work to capture during 2008, and we expect our overall operating performance to continue to improve.
Our goal for 2008 is, as always, to operate at the top of our industry regardless of market conditions. We competed well in the industry during 2007 in terms of operating efficiencies and profitability, but we still have room for significant improvement. While dark meat prices are down from their highs for the year. Leg quarter prices were strong during fiscal 2007.
For the first nine months of the calendar year total U.S. exports were higher by 18.7% when compared to calendar 2006. Most every export market experienced growth in volumes during the year, including a 15.1% increase in volume to Russia and a 90% increase in volume to China. During fiscal 2007 our sales and to exports market totaled approximately $165 million, or 11.2% of our total sales. As you know on October 18th, 2007, following an inspection of our plants by Russian authorities, our Hazelhurst, Mississippi, and Collins, Mississippi, plants were de listed by the Russian authorities effective November 1. We believed at the time the delisting of our Collins and Hazelhurst plants was improper and both of those plants met and exceeded all applicable standards required to ship product to Russia. We immediately applied to have the plants relisted and effective November 27th, both plants were relisted and are eligible to again ship product to Russia.
The USDA is predicting increased chicken production during 2008 which is supported by leading indicators such as egg sets and breeder placements. Breeder chick placements over the last nine months are up 2.3% compared to the same months a year ago, and their projected breeder flock for May is up 2.3%. Egg set numbers over the last few weeks have been running between 3% and 4% ahead of last year’s numbers. These egg set numbers are compared to reduced numbers last year as many in the industry, including us, were running at less than full production last fall in response to adverse market conditions. These numbers support the USDA’s estimate of an increase in production for calendar 2008 compared to 2007 of 2.9%. At this point I will turn the call over to Mike for discussion of the quarter’s financial performance.

     Mike Cockrell - Sanderson Farms — CFO
     Thank you, Lampkin. We were pleased with our financial performance during the fourth fiscal quarter. Net sales for the quarter totaled $426.9 million, and that’s up from $291.7 million for the same quarter during fiscal 2006. The increase in net sales reflects the improved poultry market described by Lampkin and an increase in the pounds of poultry products sold during the year— during this year’s fourth quarter of 24% when compared to last year’s fourth quarter. For the fiscal year net sales totaled $1.475 billion or 41% increase from the $1.048 billion for fiscal 2006. Cost of sales for the year increased 26% compared to a year ago, and totaled $1.3 billion.
While our average sales price for poultry product during fiscal 2007 was up 24% compared to a year ago, the average cost per pound in our poultry business increased 9.1% compared to last fiscal year reflecting higher grain costs. For the year, grain costs comprised 41.6% of our cost of goods sold. Our cost of sales for the fourth quarter ended October 31, increased 38% when compared to the same quarter during fiscal 2006. This increase is primarily a result of an increase in poultry pounds sold during the quarter of 24%, or 112 million pounds, as well as the higher feed grain costs.
During this year’s fourth quarter, we sold 574.5 million pounds of poultry products bringing our total sales to 2.027 billion pounds for fiscal 2007. By contrast, we sold 462.6 million pounds of poultry product during last year’s fourth quarter, and 1.777 billion pounds during fiscal 2006. For those of you who are building a model for fiscal 2008, we expect pounds processed and sold to increase as Waco builds to full production. We currently expect pounds to be about two — to be up from 2.027 billion pounds in 2007, to 2.364 billion pounds in 2008, or an increase of 17%. SG&A expenses for fiscal 2007 were up $8.5 million compared to fiscal 2006. This increase was due in part to the start-up costs during fiscal 2007 related to the new Waco complex, which were booked as SG&A costs until the plant began operations in August. These costs totaled $3.8 million.
While we paid no bonuses during fiscal 2006, and we also accrued no contribution to our ESOP last year, during fiscal 2007 we contributed $5.75 million to the ESOP and recorded $3.3 million for bonuses under the company’s bonus award program as corporate SG&A expenses. These

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higher costs during fiscal 2007 were partially offset by lower advertising costs. At the end of our fiscal year our balance sheet reflected a stockholders equity of $404.7 million, and net working capital of $128.2 million. Our current ratio was 2.6:1.
Our total long-term debt at year end was $96.6 million and our total debt-to-cap ratio was 19.3% as of October 31, 2007. Our net debt-to-cap ratio was 18 .9%. For the year, we spent $114.4 million on capital improvements, and we paid $10.3 million in dividends. For fiscal 2007 interest expense was $5.3 million, an increase from the $2. 8 million expensed for interest during fiscal 2006, and that, of course, reflects our higher outstanding debt during the year. During fiscal 2007, as I said, we spent $114.4 million on planned capital projects. That included $75.7 million to complete construction and equipping our Waco, Texas complex.
We now expect our capital expenditures for fiscal 2008 to be approximately $34.8 million, and we expect that to be funded by cash on hand, internally generated working capital, cash flows from operations, and as needed, liquidity provided under our revolving credit facility. This capital budget includes approximately $4.1 million for some changes at our foods division and approximately 3.5 million for additional soybean meal storage at our Texas feed mill. The company has a $225 million unsecured revolving line of credit of which $180 million was available to us at October 31, 2007. Our depreciation and amortization during fiscal 2007 totaled $33 million. We currently expect that to be approximately $40 million for fiscal 2008. With that I will turn the call back over to Joe for some closing comments.

     Joe Sanderson - Sanderson Farms — Chairman and CEO
     Thank you, Mike. As follow-up on a couple of things mentioned by Lampkin, I’ll make a few comments and then we’ll open the call for questions. Lampkin mentioned that based on current grain prices, our feed grain costs will be approximately $55 million more during fiscal 2008 than they were during fiscal 2007. If we locked in prices at current values. That estimate is based on today’s cash market price for grain, but I caution anyone building a model that prices have been very volatile and I expect that volatility to continue.
I reported to you on the last call, in August, that we had priced very little of our 2008 needs as of that date. But we would be looking for opportunities during the harvest to begin pricing some of our needs for 2000 — fiscal 2008. Unfortunately grain prices once again rallied through the harvest and we were not aggressive pricing our needs. As a result we are currently on the market for 2008 grain needs except for about 27.5% of our 2008 soybean mill needs that we did price.
With the appetite for corn growing from ethanol producers I expect all grain markets to remain high and volatile at least through the 2008 crop year. Although grain prices will be higher during fiscal 2008, our company and our industry could still maintain profitability. Grain costs will add approximately $0.024 per pound to the cost of producing a pound of dressed chicken on top of already relatively higher costs during 2007. In order to offset this costs, the chicken markets must move in tandem with these increased costs.
While I have confidence that the fundamental rules of supply and demand and economics will work to maintain industry profitability over the long term, we recognize that short-term swings are inevitable. However, we will manage our company as we always do, which is the same goal regardless of where we are in the chicken cycle. As Lampkin said our goal will be to operate at the top of the industry and to remain a low-cost producer of quality chicken products during fiscal 2008. With that we will now take your questions.
QUESTION AND ANSWER

Operator
     Thank you. The question-and-answer session will be conducted electronically. (OPERATOR INSTRUCTIONS) And we’ll take our first question from Farha Aslam from Stephens, Inc.

     Farha Aslam - Stephens, Inc. — Analyst
     Hi. Good Morning. Could you share with us, Joe, your near-term outlook for breast meat and leg quarter prices?

     Joe Sanderson - Sanderson Farms — Chairman and CEO
     Well, I’m going to let Lampkin speak about leg quarters and the export market. Why don’t you do that.

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      Lampkin Butts - Sanderson Farms — President, COO
     Yes, the export market, we’ve got our leg quarters booked for December obviously for export. And that same range,as we’ve mentioned earlier in the call, we haven’t booked past that, but the tone, the trend, the demand is still good going into the first of the year. We believe that leg quarters are still going to have a four in front of them.

      Farha Aslam - Stephens, Inc. — Analyst
     Great.

      Joe Sanderson - Sanderson Farms — Chairman and CEO
     And, breast meat — breast meat prices, the quoted price, has been fairly steady now for three or four weeks at $1.29. It would it not surprise me, though that in the ten days before Christmas, that demand — demand would slacken again and you could see some small downward move in boneless breast. I do believe the demand will be off through December until you get past Christmas. And then, typically we see an increase in demand at the first of the year. Really start — we pack for it after— right after Christmas and before New Year’s. And I, for the short term, I don’t think we’re too far away from the bottom.

     Farha Aslam - Stephens, Inc. — Analyst
     And then when you look at supply hitting the market in January, do you — December and January, do you anticipate a heavy supply hitting the market?

     Joe Sanderson - Sanderson Farms — Chairman and CEO
     Let me give you some numbers. I mentioned this the other day. If you look — if you ’ ll look at the last seven weeks of egg sets beginning October 13 through the week ending November 24th, egg sets are 104% of last year. That’s more meat than we had a year ago. And probably with some heavier weights. So— but if you look at it compared — those numbers, as Lampkin said, were against cut-back numbers. If you look at those 2007 egg sets against 2005, it’s only 102% of 2005. So I think there will be more meat, but it won’t be as — that much more than two years ago. So. I’m not— today I’m not terribly worried about the pounds coming to market in January.

     Farha Aslam - Stephens, Inc. — Analyst
     Okay. Then when you look at industry profitability, for — and then Sanderson’s profitability do you anticipate the industry will make money in January and February?

     Joe Sanderson - Sanderson Farms — Chairman and CEO
     Well, I don’t know what the market’s going to be in January, but I would think a good producer, based on today’s market prices, would be making some money.

     Farha Aslam - Stephens, Inc. — Analyst
     And then going out into January and February you don’t think that the industry is going to dip into negative territory?

     Lampkin Butts - Sanderson Farms — President, COO
     Some of it depends on the grain market.

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     Joe Sanderson - Sanderson Farms — Chairman and CEO
     Well, it depends on the grain and where the position is on the grain, but I wouldn’t — I think— they’re already — 100% of the industry didn’t make money in October. There were some that lost money in October. November and December are likely going to be a little worse than October. So I don’t know what the number is going to be in November, how many, but there will be a number of companies that will not be profitable in November, and probably December as well. I can’t see much past,as far as the market, past Christmas. But I think you’ll have a number of companies not making money in November and December.

     Farha Aslam - Stephens, Inc. — Analyst
     Great. Thank you.

     Joe Sanderson - Sanderson Farms — Chairman and CEO
     Thank you.

Operator
     And, we’ll take our next question from Christine McCracken with Cleveland Research.

     Christine McCracken - Cleveland Research — Analyst
     Good morning. I just wanted to follow up on your feed comments. Clearly you guys weren’t as aggressive in locking in your feed needs for the coming year. Was there anything really standing in your way? Was it just the uncertainty of the markets? Particularly in light of how badly it hurt you last year. I’m a bit surprised you weren’t a little more aggressive in locking in your feed needs.

     Joe Sanderson - Sanderson Farms — Chairman and CEO
     Well, we were poised — we started pricing meal frankly very early, and we had a target for corn that obviously we didn’t reach, but we were looking at 2 billion bushel carry-out, and we were looking at some forecasts by some people that were advising us that we all agreed with, by the way, and the market, I think it was mid-October, it was corn, the December board was around $3.40, maybe $3.42, and all of a sudden it turned and ran up to $3.80, then from $3.80 on up to $4.00. It just didn’t get to the target. We were fully prepared to be aggressive purchasers but we just— we didn’t get to where we thought we were going.

     Christine McCracken - Cleveland Research — Analyst
     All right. And then just in terms of —

     Joe Sanderson - Sanderson Farms — Chairman and CEO
     Let me mention one other thing, Christine. I kind of alluded to this. We— I think this year is— may be the most unpredictable year on grain, more so than a year ago. And I — we believe that we are one problem away, one problem in South America, or one problem here during the planning, or one problem during the crop year growing, one problem away from legging up again in corn and soy. We think they will go in tandem, and if any of those things happen, we think we leg up to maybe $4.75 to $5.00 on corn, and $350 to $400 on meal.
So, I don’t — we have no idea if that’s going to happen, but we believe, if you’ll look out into 2009 and some balance tables and the ethanol demand in 2009, the number of bushels and losing three or four or five million acres of corn to beans, I mean, it’s — this market is trading 2009. It’s not trading 2008 right now, I don’t believe. But it’s right on the cusp, I think, of legging up again, which this $0.02.5 cents a pound we see right now could be more than that if we do experience a problem anywhere.

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     Christine McCracken - Cleveland Research — Analyst
     That’s not too optimistic there.

     Joe Sanderson - Sanderson Farms — Chairman and CEO
     Well, it is optimistic. I mean, I’m not — if that happens, the industry is going to adjust. If it happens quickly, the industry will adjust quickly. And so I don’t have any worry about the industry not adjusting to that. The quicker it happens, the quicker industry will adjust.

     Christine McCracken - Cleveland Research — Analyst
     You’re right. A couple of your peers have obviously gone out and said they are planning on 3% expansion for next year. You think that that number could be lower in light of these higher grain costs assuming they come to market sooner.

     Joe Sanderson - Sanderson Farms — Chairman and CEO
     I don’t know who you’re talking about, but I would think there will be a number of companies that if this happens, in grain, there will be a number of companies that will be wading in deep water, and they’ll have to back up a little bit toward the shore.

     Christine McCracken - Cleveland Research — Analyst
     Joe, I’m a little surprised. Really, if that is your outlook and you think there’s — the risk/reward here is pretty serious for you, that you wouldn’t have taken a more aggressive position, or what steps are you taking, I guess to offset this? Do you think that it’s just a function of people cutting back and you’ll offset with it pricing?

     Joe Sanderson - Sanderson Farms — Chairman and CEO
     I do.

      Christine McCracken - Cleveland Research — Analyst
     Okay. Just on a separate subject then briefly. Food service contracting here through the fall, could you give us an indication of how that is coming in?

     Lampkin Butts - Sanderson Farms — President, COO
     Christine this is Lampkin. We’re still negotiating our food service contracts for next year. And, we’ve seen some items that food service contracts have been willing to absorb. Higher costs, primarily grain-based, and markets being higher because of high price grain. Wings is an example. We have seen some costs being passed on on wing contracts. Boneless breast and tenders, not as much. Some contracts are showing it, some aren’t. We have not finished— we have not finished pricing ours.

     Joe Sanderson - Sanderson Farms — Chairman and CEO
     It seems like it’s slower this year in food service. And, it’s spotty. I don’t think you could — we heard last spring they were going to — a lot of people were going to be repricing. We don’t think that’s taking place as easily as might have been anticipated. It’s just slower this year.

     Christine McCracken - Cleveland Research — Analyst

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     I’ll jump back in the queue. Thanks.

     Joe Sanderson - Sanderson Farms — Chairman and CEO
     Thanks, thank you.

Operator
     We’ll take our next question from Oliver Wood with Stifel Nicolaus.

     Oliver Wood - Stifel Nicholaus — Analyst
     Right. Thanks a lot. First is a housekeeping question. It looked like interest expense was up sequentially but debt was down. Just wondering if you could help us understand what’s going on there.

     Lampkin Butts - Sanderson Farms — President, COO
     I’m not sure which sequence you’re talking about. As I mentioned on my comments they were up versus a year ago.

     Oliver Wood - Stifel Nicholaus — Analyst
     right. I’m talking from fiscal 3Q to fiscal 4Q.

     Lampkin Butts - Sanderson Farms — President, COO
     We keep some interest object our new Waco facility and that skews that number a little bit.

     Oliver Wood - Stifel Nicholaus — Analyst
     How long should we expect to see that run through?

     Joe Sanderson - Sanderson Farms — Chairman and CEO
     We’re through capitalizing the interest, if that’s what you mean.

     Oliver Wood - Stifel Nicholaus — Analyst
     RIght, right, okay.

     Lampkin Butts - Sanderson Farms — President, COO
     Yes, that will be done.

     Oliver Wood - Stifel Nicholaus — Analyst
     And then I’m not sure if I missed it, in the prepared comments, but have you guys provided guidance for interest expense in fiscal 2008?

     Lampkin Butts - Sanderson Farms — President, COO

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     No, we haven’t.

     Oliver Wood - Stifel Nicholaus — Analyst
     Okay. Another housekeeping question, the $55 million increase in feed costs based on the current futures curve, is that volume neutral?

     Lampkin Butts - Sanderson Farms — President, COO
     It takes into account what we expect volume to be in 2008, we take expected 2008 volume, which of course is feeding more chickens, multiply that volume times the difference in per-unit price for corn and soy this year versus what we— or what we could price today versus what we priced in ‘07.

     Oliver Wood - Stifel Nicholaus — Analyst
     Okay, okay. Didn’t hear much about labor. And, I’m wondering if your competitors had labor issues in the quarter. Just wonder if you experienced any labor problems or if you have any concerns on that front..

     Joe Sanderson - Sanderson Farms — Chairman and CEO
     We did not and we do not.

     Oliver Wood - Stifel Nicholaus — Analyst
     Good. Final question looking at potential 2.9% production growth, albeit on pretty soft comps, what would you expect to see cold storage do with that kind of production growth?

     Lampkin Butts - Sanderson Farms — President, COO
     You would expect cold storage to increase over the next couple months.

     Oliver Wood - Stifel Nicholaus — Analyst
     So you don’t think the market, even with stronger export markets, would absorb 2.9% production growth?

     Joe Sanderson - Sanderson Farms — Chairman and CEO
     I think the export market will.

     Lampkin Butts - Sanderson Farms — President, COO
     I think the export market will absorb an increased dark meat — and also, cold storage stocks through October were 11% less than ‘06, so cold storages are in good shape going into this time of year.

     Oliver Wood - Stifel Nicholaus — Analyst
     Seems to me the fundamentals still look pretty good. It’s just a question of where does production shake out, whether we see those cold storage stocks grow to the same or even shrink a little bit, depending on what people do. So, anyway, nice quarter. You guys are definitely doing a good job. So thanks for taking the questions.

Final Transcript

     Joe Sanderson - Sanderson Farms — Chairman and CEO
     Thanks, Oliver.

Operator
     And our next question comes from John [Collar] with Oppenheimer & Co..

     John Collar - Oppenheimer — Analyst
     Good morning, gentlemen.

     Joe Sanderson - Sanderson Farms — Chairman and CEO
     Good morning.

     John Collar - Oppenheimer — Analyst
     Couple of quick questions. Uses of cash flow for ‘08. Have you made public what your plans are? Looks like you’ll have a fair amount if prices stay solid. Just wondering what— what you’d use that for.

     Mike Cockrell - Sanderson Farms — CFO
     John, as you do, we model out what we expect ‘08 to be but we use a lot of different scenarios and we don’t know what— which scenario is going to actually materialize at this point, but we do have a little bit of debt we can pay back. We can pay back the revolver as we generate cash. Our capital budget expectations are below depreciation so depreciation should fund that. But we haven’t said anything else. We’ll have, of course, our normal options, available to us, pay down debt. We could always buy stock back if the board saw fit to do that, or do something else with it.

     John Collar - Oppenheimer — Analyst
     Right. I know historically the company has always got their balance sheet in good shape and that’s led the way to the next growth spurt.

     Mike Cockrell - Sanderson Farms — CFO
     Exactly.

     John Collar - Oppenheimer — Analyst
     Is that still a ways away? I know the last time you expanded you caught a lot of flak.

     Joe Sanderson - Sanderson Farms — Chairman and CEO
     That doesn’t have anything to do with what we’re going to do down the road.

     John Collar - Oppenheimer — Analyst
     I’m glad to hear it, though.

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     Joe Sanderson - Sanderson Farms — Chairman and CEO
     We’re always looking and we feel like that’s a very important part of our job is to continue to grow the company. It’s the main lever we have to increase earnings per share and we are not going to let the balance sheet sit idle.

     John Collar - Oppenheimer — Analyst
     Okay. And then bird weight. I guess in ‘07, I’m looking at about 5.9 pounds, which is similar to ‘06. Is that likely to be the case again in ‘08, or do you expect —

     Joe Sanderson - Sanderson Farms — Chairman and CEO
     No, no, it won’t be because of Waco. Waco is going to be a heavier bird and that will bring our corporate average up as it comes on-line.

     John Collar - Oppenheimer — Analyst
     Okay great. Export assets, or export sales in ‘08 you expect to be similar to ‘07 at this point? I know it’s early.

     Lampkin Butts - Sanderson Farms — President, COO
     You many the market or the —

     John Collar - Oppenheimer — Analyst
     Yeah, you’d expect similar demand.

     Joe Sanderson - Sanderson Farms — Chairman and CEO
     Yeah, it’s hard to see 12 months out, but based on what we see, going into the first of the year, still looks good.

     John Collar - Oppenheimer — Analyst
     Okay, then the last question. If grain prices do go up — they go up for everyone— and, I ask this I think every quarter. Are you seeing any switch-over from higher cost proteins to chicken?

     Joe Sanderson - Sanderson Farms — Chairman and CEO
     We think we are — no. But we think the price of beef is providing some cover for us. We don’t think pork necessarily is, but I don’t think people switch that much. But we’re obviously going to get more retail feature than beef is, with beef prices where they are.

     John Collar - Oppenheimer — Analyst
     Okay. Great. Thank you very much.

     Joe Sanderson - Sanderson Farms — Chairman and CEO
     Thank you.

Final Transcript

     Lampkin Butts - Sanderson Farms — President, COO
     Thank you, John.

Operator
     We’ll take our next question from [Asharif Hauck] with Chesapeake Partners.

     Asherif Hauck - Chesapeake Partners — Analyst
     Hey guys, good quarter. My question is with demand in the industry going up 3%, first of all, does that include the 17% increase in your Waco plant? Secondly, what markets do you see expanding into to absorb that 17% increase in capacity?

     Joe Sanderson - Sanderson Farms — Chairman and CEO
     Well, our increase will only represent half to three-quarters of 1%, which will be — won’t be mature until the last quarter of our year, August, September, October. So, we don’t think — half of that product is likely to be exported, too. The dark meat out of that plant, or out of our company is going to be exported, so what you’re dealing with primarily is breast meat and wings that the domestic market will have to absorb. And we feel comfortable that given time, it’s not going to be sold until we get it on the shipping dock, and it typically takes a year to get good customers and good homes for it, but we think the domestic market will have enough growth for that to be absorbed over time.

     Asherif Hauck - Chesapeake Partners — Analyst
     Okay. Thank you.

     Joe Sanderson - Sanderson Farms — Chairman and CEO
     Thank you.

Operator
     (OPERATOR INSTRUCTIONS) We’ll take our next question from Pablo Zuanic with JP Morgan.

     Pablo Zuanic - JP Morgan — Analyst
     Good morning everyone. Just to follow up here on the demand-supply picture. Help me understand— as you said, for the last three or four weeks prices for chickens have remained relatively stable. How can that be happening if we have this (inaudible) rise of 4% already for three or four months. And, we had, apparently, supply growing ahead of demand. How do you interpret that? There’s a huge concern over there about chicken glut, right, in the coming months, but I would say we’re already, according to numbers, going through that, yet prices have stabilized for four weeks. How do we make sense of that?

     Lampkin Butts - Sanderson Farms — President, COO
     Well, those prices, they’re a function of not just supply but also demand. You can’t always anticipate exactly what that demand is going to be. But the supply has been — has brought those markets down since Labor Day but certainly they’re well above where we were this time last year. I think the numbers will be a little higher in January than what we’re seeing right now, and depends on what kind of demand we get after the first of the year as to what market prices will be able to sustain.

Final Transcript

     Joe Sanderson - Sanderson Farms — Chairman and CEO
     I also — when you compare the — if you compare in percentages, you’re comparing against cut-back numbers. But if you compare in headcount and look at 2007 versus 2005, the egg sets going forward are only up 2%. And, and that is not an unmanageable — we feel like we have 1 to 2% domestic growth every year. And so it’s really not been burdensome on the market at this point.

     Mike Cockrell - Sanderson Farms — CFO
     Pablo, the export market is taking quite a bit of that meat. It is dark meat, but it’s still protein off the domestic market and the export market is up 18% in volume versus last year.

     Pablo Zuanic - JP Morgan — Analyst
     Just to follow up on the export markets, what would you say to the argument that because corn prices are higher producers in China and Russia also face higher corn costs and as a result need higher chicken prices and I guess they’re passing them on and that’s helping support export prices on the $0.42, $0.45 range?

     Joe Sanderson - Sanderson Farms — Chairman and CEO
     I don’t think there’s any doubt about that. I made this comment the other day. It has been very impressive to me that China has not backed off one bit on booking $10 and $11 soybeans. And doing that out front into March and April and May and — I would have anticipated there could have been a drop in export demand for grains when you cross $9 or $10 a bushel and $4 a bushel on corn and there has not been any. I think we might have misjudged disposable income in China and Russia. It is — seems hardy to us right now.

     Pablo Zuanic - JP Morgan — Analyst
     Okay. Just going back to the domestic front, you’re making the argument that the supply picture should worsen in January and February, and I can see the numbers, also, but could I say that egg sets have been running 4% for awhile now. If we think in terms of three months we’re facing right now in November, based on the egg sets and weight trends should not be very different from what we see two, three months out but you make it sound like the supply— the numbers have a greater lag then, I guess.

     Joe Sanderson - Sanderson Farms — Chairman and CEO
     No, if we misspoke, we believe the market in January and February is likely to be better than it is right now. We always, typically have an increase in demand after Christmas and after the first of the year. I’ve tried to point out that the supply in January is going to be 4% more than it is— than it was a year ago but only 2% more than it was two years ago. If you look at percentages, it can be misleading. We’re not pessimistic about January and February.

     Pablo Zuanic - JP Morgan — Analyst
      All right. And just one last one, more at the company level. I’m always surprised to see (inaudible)— now with Waco that you’re able to meet your production targets, across the board. And did you so in the first quarter, we’ll take your word for it for the next coming quarter. So— but who is losing that market share? Somebody has to be losing that markets share, right? Is it the small guys? Medium-size players? Can you comment on that?

     Joe Sanderson - Sanderson Farms — Chairman and CEO
      We think, first of all, the market is growing.

     Pablo Zuanic - JP Morgan — Analyst

Final Transcript
     But not 18%.

     Joe Sanderson - Sanderson Farms — Chairman and CEO
      That’s number one. And then we have great competitors out there, and I would say that, and then I would say that we’re going to get them sold.

     Pablo Zuanic - JP Morgan — Analyst
     One last question. When I look at antitrust issues I suppose that chicken companies cannot get past 30%, PPC, 25, Tyson. I believe, 22. Seems to me there’s room for a third consolidator over there. I don’t know if that is going to be Wayne, Purdue or yourselves. It just seems to me that you guys are still stuck on this strategy of just growing your infill, or should we assume that eventually Sanderson is a social (inaudible) consolidator?

     Joe Sanderson - Sanderson Farms — Chairman and CEO
      Well, we’ll do— we, we, we— historically we’ve done both. We bought Hammond, we bought Collins. We bought Prepared Foods. And, we have no prejudice other than— I don’t want to wait. I’m not going to not build for the purpose of waiting for somebody to want to dance with us. We’ll do either one, but frankly our balance sheet’s in pretty good shape and we’re not going to buy something just to buy. We’re not going to buy something to avoid building. And that’s not our — I won’t-— we’ll buy when it’s right, and if it’s not right, we won’t do it. But, we’re going to keep on growing the company.

     Pablo Zuanic - JP Morgan — Analyst
     All right. That’s very helpful. Thank you.

     Joe Sanderson - Sanderson Farms — Chairman and CEO
     Very good.

Operator
     We’ll take a follow-up question from Christine McCracken with Cleveland Research.

     Christine McCracken - Cleveland Research — Analyst
     Yeah, just to follow up on that last train of thought. Given the margin pressure that you say some of these guys have been in— under in the last couple months, has the market environment changed at all? Have you found some of these companies to be more receptive, or are there more discussions? Also wondering if, given where the dollar is, if you have seen any foreign companies in the market kind of looking around.

     Joe Sanderson - Sanderson Farms — Chairman and CEO
     We’ve not seen any foreign companies, and the losses I described have only really been for a couple of months. I think everybody is in pretty good shape financially. And I would say that typically when assets do become available, more often it’s because of bankers and not because of owners. And I don’t think people are in that shape yet.

     Christine McCracken - Cleveland Research — Analyst
     All right, then just one other question. Pretty big drought in the southeast, specifically in Georgia, obviously, a lot of water restrictions in place. Does that affect any of your operations in the southeast?

Final Transcript

     Joe Sanderson - Sanderson Farms — Chairman and CEO
     No, we — we’re in South Georgia, and they’ve not been — South Georgia relies on — has aquifers and relies on wells where as North Georgia primarily relies on surface water. Lake Lanier and the other lake that’s northwest of lake Lanier, and we have no water restrictions. Hadn’t had— We have our own wells in Georgia and Texas and Louisiana and at most of the plants in Mississippi. We’ve not had any problem with water.

     Christine McCracken - Cleveland Research — Analyst
     Good to hear. Thanks.

     Joe Sanderson - Sanderson Farms — Chairman and CEO
     Thank you.

Operator
     It appears there are no further questions at this time. Mr. Sanderson, I’d like to turn the conference back over to you for any additional or closing remarks.

     Joe Sanderson - Sanderson Farms — Chairman and CEO
     Thank you for spending time with us this morning. On behalf of everyone at Sanderson Farms, we wish you all a very happy holiday season and a happy prosperous and peaceful new year. Thank you.

Operator
     And this does conclude our conference. You may now disconnect.

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